DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2019

SPARTANBURG, S.C., October 29, 2019 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 25, 2019.

Third Quarter 2019 Highlights

•	Sold 56 company restaurants to franchisees.

•	Total Operating Revenue was $124.3 million.

•	Domestic system-wide same-store sales** grew 1.1%, including an increase of 1.2% at domestic franchised restaurants and a decrease of 0.2% at company restaurants.

•	Franchisees completed 31 restaurant remodels.

•	Operating Income was $68.2 million.

•	Franchise Operating Margin* was $29.5 million, or 48.7% of franchise and license revenue, and Company Restaurant Operating Margin* was $9.3 million, or 14.6% of company restaurant sales.

•	Net Income was $49.1 million, or $0.80 per diluted share.

•	Adjusted Net Income* was $11.2 million, or $0.18 per diluted share.

•	Adjusted EBITDA* was $24.2 million.

•	Adjusted Free Cash Flow* was $3.7 million.

•	Repurchased $12.8 million of common stock.

John Miller, President and Chief Executive Officer, stated, “Growth in domestic system-wide same-store sales** and Adjusted Net Income Per Share* reflected the strength of our business during a challenging third quarter for the restaurant industry. We expect to be substantially complete with the successful execution of our refranchising and development strategy by the end of 2019, and believe these efforts further our positioning as a franchisor of choice, providing more focused support services. Upon completion, this strategy is expected to result in a higher quality, more asset-light business model and the creation of additional stakeholder value."

Third Quarter Results

Denny’s total operating revenue was $124.3 million compared to $158.0 million in the prior year quarter. Company restaurant sales were $63.6 million compared to $103.6 million in the prior year quarter primarily due to a reduction in the number of equivalent company restaurants resulting from the Company's refranchising and development strategy. Franchise and license revenue was $60.7 million compared to $54.4 million in the prior year quarter. This change was primarily due to the impact of the Company's refranchising and development strategy.

Company Restaurant Operating Margin* was $9.3 million, or 14.6% of company restaurant sales, compared to $15.8 million, or 15.2%, in the prior year quarter. This margin rate change was primarily due to increases in other operating costs and occupancy expense. Other operating costs were impacted by an increase in repairs and maintenance costs related to the sale of company restaurants and unfavorable legal settlement costs. Occupancy expense was impacted by higher property insurance costs, unfavorable general liability experience, and refranchising restaurants where we own the real estate. These cost increases were partially offset by a decrease in payroll and benefits costs from the leveraging benefit of refranchising restaurants.

Franchise Operating Margin* was $29.5 million, or 48.7% of franchise and license revenue, compared to $26.2 million, or 48.2%, in the prior year quarter. This margin rate expansion was driven by the Company's refranchising and development strategy which yielded an improved occupancy margin and an increase in royalty revenue.

Total general and administrative expenses were $16.4 million, compared to $16.0 million in the prior year quarter. This change was primarily due to higher share-based compensation expense, partially offset by a $0.7 million reduction in personnel costs. Interest expense, net was $4.2 million, compared to $5.3 million in the prior year quarter. This change was primarily due to the decrease in the credit facility balance. Denny’s ended the quarter with $230.2 million of total debt outstanding, including $213.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $15.3 million, reflecting an effective tax rate of 23.7%. Given the Company's utilization of tax credit carryforwards, approximately $5.9 million in cash taxes was paid during the quarter.

Net income was $49.1 million, or $0.80 per diluted share, compared to $10.8 million, or $0.16 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* was $0.18 compared to $0.17 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $3.7 million of Adjusted Free Cash Flow* in the quarter after investing $10.6 million in cash capital expenditures, including facilities maintenance and real estate acquisitions.

During the quarter, the Company allocated $12.8 million to share repurchases. Between the end of the third quarter and October 28, 2019, the Company allocated an additional $7.9 million to share repurchases resulting in $58.7 million allocated towards share repurchases year to date. As of October 28, 2019, the Company had approximately $70 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Adoption of Topic 842 and Lease Accounting Impact

Effective December 27, 2018, the first day of fiscal 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” and all subsequent ASUs that modified Topic 842. The new guidance established a right-of-use (“ROU”) model that requires lessees to recognize a ROU asset and a lease liability for all leases with terms greater than 12 months. Denny's elected to apply the modified retrospective transition approach as of the date of initial application without restating comparative period financial statements.

Upon adoption of Topic 842, operating lease liabilities of $101.3 million and ROU assets of $94.1 million related to existing operating leases were recorded. In addition, the Company recorded a cumulative effect adjustment increasing the opening deficit by $0.4 million and deferred tax assets by $0.1 million. The lease liabilities were based on the present value of remaining rental payments under previous leasing standards for existing operating leases primarily related to real estate leases. Exit cost and straight-line lease liabilities that existed at the adoption date were reclassified against the ROU assets upon adoption. The amount recorded to opening deficit represents the initial impairment of ROU assets, net of the deferred tax impact.

Refranchising and Development Strategy

Following a refranchising strategy announced in October 2018, the Company is migrating from a 90% franchised business model to one that is between 96% and 97% franchised. The Company anticipates the sale of between 115 and 125 total company restaurants with between 70 and 80 attached development commitments will be substantially complete by the end of 2019.

In addition to refranchising, the Company plans to upgrade the quality of its real estate portfolio through a series of like-kind exchanges. The use of refranchising proceeds and a moderate increase in leverage are expected to generate more compelling returns for stakeholders, including the return of capital.

During the quarter ended September 25, 2019, 56 company restaurants were sold to franchisees. Additionally, the Company sold two pieces of real estate during the quarter for approximately $2.1 million and also purchased two pieces of real estate for $4.8 million in a series of like-kind exchange transactions.

The following table summarizes the activity related to the Company's current refranchising and development strategy.

	Quarter Ended
	September 25, 2019	September 26, 2018
	(Dollars in thousands)
Restaurants sold to franchisees	56	—
Gains on sales of company restaurants:
Cash proceeds	$68,774	$—
Receivables	2,976	—
Less: Property sold	(17,759)	—
Less: Goodwill	(1,705)	—
Less: Intangibles	(579)	—
Less: Deferred gain	(1,350)	—
Total gains of sales of company restaurants	$50,357	$—

Real estate parcels sold	2	—
Gains on sales of real estate:
Cash proceeds	$2,142	$—
Less: Property sold	(740)	—
Less: Other assets	(114)	—
Total gains on sales of real estate	$1,288	$—

Gains on the sales of company restaurants and real estate are included as a component of operating (gains), losses and other charges, net. In addition to the proceeds noted in the table above, the Company also received front end fees and other transaction fees of approximately $3.1 million related to company restaurants sold to franchisees during the quarter.

As of September 25, 2019, the Company's assets held for sale balance included seven company restaurants at their carrying amounts of $1.4 million. Included in this total were six company restaurants that were subsequently sold in October, resulting in a total of 110 company restaurants sold to franchisees under this strategy.

Business Outlook

Based on third quarter results and management's expectations at this time, the Company is updating its guidance for same-store sales** and new restaurant openings, while reiterating its remaining previously announced full year 2019 guidance.

•	Same-store sales** growth at company and domestic franchised restaurants between 1.5% and 2.5% (vs. 1.0% and 3.0%).

•	30 to 35 new restaurant openings (vs. 35 to 40), with approximately flat net restaurant growth.

•	Company Restaurant Operating Margin* between 15.0% and 16.5% and Franchise Operating Margin* between 47.0% and 48.5%.

•	Total general and administrative expenses between $71 and $74 million, including approximately $12 million related to share-based compensation and deferred compensation plan valuation adjustments.

•	Adjusted EBITDA* between $93 and $96 million.

•	Net interest expense between $21 and $23 million.

•	Effective income tax rate between 20% and 23% with cash taxes between $23 and $26 million, including between $19 and $22 million related to anticipated gains from refranchising transactions.

•	Cash capital expenditures between $38 and $43 million, including between $23 and $28 million of anticipated real estate acquisitions through like-kind exchanges.

•	Adjusted Free Cash Flow* between $7 and $10 million.

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter ended September 25, 2019 on its quarterly investor conference call today, Tuesday, October 29, 2019 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 25, 2019, Denny’s had 1,706 franchised, licensed, and company restaurants around the world including 140 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Aruba, and Indonesia. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2018 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/25/19	12/26/18
Assets
Current assets
Cash and cash equivalents	$2,020	$5,026
Investments	3,188	1,709
Receivables, net	19,903	26,283
Assets held for sale	1,419	723
Other current assets	12,502	13,859
Total current assets	39,032	47,600
Property, net	98,540	117,251
Financing lease right-of-use assets, net	12,410	22,753
Operating lease right-of-use assets, net	143,371	—
Goodwill	36,884	39,781
Intangible assets, net	54,591	59,067
Deferred income taxes	21,423	17,333
Other noncurrent assets, net	35,180	31,564
Total assets	$441,431	$335,349

Liabilities
Current liabilities
Current finance lease liabilities	$1,812	$3,410
Current operating lease liabilities	16,718	—
Accounts payable	17,705	29,527
Other current liabilities	51,618	61,790
Total current liabilities	87,853	94,727
Long-term liabilities
Long-term debt	213,000	286,500
Noncurrent finance lease liabilities	15,407	27,181
Noncurrent operating lease liabilities	137,165	—
Other	106,752	60,286
Total long-term liabilities	472,324	373,967
Total liabilities	560,177	468,694

Shareholders' deficit
Common stock	1,094	1,086
Paid-in capital	604,406	592,944
Deficit	(207,957)	(306,414)
Accumulated other comprehensive loss, net of tax	(41,907)	(4,146)
Treasury stock	(474,382)	(416,815)
Total shareholders' deficit	(118,746)	(133,345)
Total liabilities and shareholders' deficit	$441,431	$335,349

Debt Balances
(In thousands)	9/25/19	12/26/18
Credit facility revolver due 2022	$213,000	$286,500
Finance lease liabilities	17,219	30,591
Total debt	$230,219	$317,091

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/25/19	9/26/18
Revenue:
Company restaurant sales	$63,582	$103,609
Franchise and license revenue	60,676	54,414
Total operating revenue	124,258	158,023
Costs of company restaurant sales, excluding depreciation and amortization	54,306	87,846
Costs of franchise and license revenue, excluding depreciation and amortization	31,136	28,174
General and administrative expenses	16,395	15,981
Depreciation and amortization	4,338	6,760
Operating (gains), losses and other charges, net	(50,091)	793
Total operating costs and expenses, net	56,084	139,554
Operating income	68,174	18,469
Interest expense, net	4,188	5,314
Other nonoperating income, net	(415)	(460)
Income before income taxes	64,401	13,615
Provision for income taxes	15,279	2,810
Net income	$49,122	$10,805

Basic net income per share	$0.83	$0.17
Diluted net income per share	$0.80	$0.16

Basic weighted average shares outstanding	59,430	63,246
Diluted weighted average shares outstanding	61,189	65,522

Comprehensive income	$34,128	$15,363

General and Administrative Expenses	Quarter Ended
(In thousands)	9/25/19	9/26/18
Corporate administrative expenses	$12,091	$12,779
Share-based compensation	2,176	1,100
Incentive compensation	1,872	1,645
Deferred compensation valuation adjustments	256	457
Total general and administrative expenses	$16,395	$15,981

DENNY’S CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/25/19	9/26/18
Revenue:
Company restaurant sales	$257,574	$307,543
Franchise and license revenue	169,979	163,087
Total operating revenue	427,553	470,630
Costs of company restaurant sales	218,249	261,279
Costs of franchise and license revenue	87,065	85,779
General and administrative expenses	53,659	48,138
Depreciation and amortization	15,619	19,965
Operating (gains), losses and other charges, net	(85,459)	1,615
Total operating costs and expenses, net	289,133	416,776
Operating income	138,420	53,854
Interest expense, net	14,977	15,324
Other nonoperating income, net	(2,111)	(877)
Income before income taxes	125,554	39,407
Provision for income taxes	26,703	7,217
Net income	$98,851	$32,190

Basic net income per share	$1.64	$0.50
Diluted net income per share	$1.58	$0.49

Basic weighted average shares outstanding	60,457	63,774
Diluted weighted average shares outstanding	62,370	66,122

Comprehensive income	$61,090	$37,047

General and Administrative Expenses	Three Quarters Ended
(In thousands)	9/25/19	9/26/18
Corporate administrative expenses	$37,396	$39,252
Share-based compensation	7,142	3,661
Incentive compensation	7,329	4,738
Deferred compensation valuation adjustments	1,792	487
Total general and administrative expenses	$53,659	$48,138

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/25/19	9/26/18	9/25/19	9/26/18
Net income	$49,122	$10,805	$98,851	$32,190
Provision for income taxes	15,279	2,810	26,703	7,217
Operating (gains), losses and other charges, net	(50,091)	793	(85,459)	1,615
Other nonoperating (income) expense, net	(415)	(460)	(2,111)	(877)
Share-based compensation	2,176	1,100	7,142	3,661
Deferred compensation plan valuation adjustments	256	457	1,792	487
Interest expense, net	4,188	5,314	14,977	15,324
Depreciation and amortization	4,338	6,760	15,619	19,965
Cash payments for restructuring charges and exit costs	(672)	(236)	(2,052)	(801)
Cash payments for share-based compensation	(28)	(21)	(3,559)	(1,934)
Adjusted EBITDA	$24,153	$27,322	$71,903	$76,847

Cash interest expense, net	(3,949)	(5,017)	(14,219)	(14,468)
Cash paid for income taxes, net	(5,861)	(852)	(17,853)	(2,347)
Cash paid for capital expenditures	(10,619)	(7,782)	(22,102)	(27,710)
Adjusted Free Cash Flow	$3,724	$13,671	$17,729	$32,322

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/25/19	9/26/18	9/25/19	9/26/18
Net income	$49,122	$10,805	$98,851	$32,190
Gains on sales of assets and other, net	(51,183)	(695)	(87,497)	(759)
Impairment charges	—	1,440	—	1,558
Tax effect (1)	13,226	(136)	22,610	(146)
Adjusted Net Income	$11,165	$11,414	$33,964	$32,843

Diluted weighted average shares outstanding	61,189	65,522	62,370	66,122

Diluted Net Income Per Share	$0.80	$0.16	$1.58	$0.49
Adjustments Per Share	$(0.62)	$0.01	$(1.04)	$0.01
Adjusted Net Income Per Share	$0.18	$0.17	$0.54	$0.50

(1)
Tax adjustments for the gains on sales of assets and other, net for the three and nine months ended September 25, 2019 are calculated using an effective rate of 25.8%. Tax adjustments for the three and nine months ended September 26, 2018 are calculated using the Company's 2018 year-to-date effective tax rate of 18.3%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Three Quarters Ended
(In thousands)	9/25/19	9/26/18	9/25/19	9/26/18
Operating income	$68,174	$18,469	$138,420	$53,854
General and administrative expenses	16,395	15,981	53,659	48,138
Depreciation and amortization	4,338	6,760	15,619	19,965
Operating (gains), losses and other charges, net	(50,091)	793	(85,459)	1,615
Total Operating Margin	$38,816	$42,003	$122,239	$123,572

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$9,276	$15,763	$39,325	$46,264
Franchise Operating Margin (2)	29,540	26,240	82,914	77,308
Total Operating Margin	$38,816	$42,003	$122,239	$123,572

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/25/19		9/26/18
Company restaurant operations: (1)
Company restaurant sales	$63,582	100.0%	$103,609	100.0%
Costs of company restaurant sales:
Product costs	15,603	24.5%	25,303	24.4%
Payroll and benefits	23,777	37.4%	41,041	39.6%
Occupancy	4,301	6.8%	6,083	5.9%
Other operating costs:
Utilities	2,438	3.8%	3,926	3.8%
Repairs and maintenance	1,774	2.8%	1,870	1.8%
Marketing	2,411	3.8%	3,791	3.7%
Other	4,002	6.3%	5,832	5.6%
Total costs of company restaurant sales	$54,306	85.4%	$87,846	84.8%
Company restaurant operating margin (non-GAAP) (2)	$9,276	14.6%	$15,763	15.2%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$27,830	45.9%	$25,518	46.9%
Advertising revenue	20,756	34.2%	19,546	35.9%
Initial and other fees	1,356	2.2%	1,415	2.6%
Occupancy revenue	10,734	17.7%	7,935	14.6%
Total franchise and license revenue	$60,676	100.0%	$54,414	100.0%

Costs of franchise and license revenue:
Advertising costs	$20,757	34.2%	$19,546	35.9%
Occupancy costs	7,257	12.0%	5,585	10.3%
Other direct costs	3,122	5.1%	3,043	5.6%
Total costs of franchise and license revenue	$31,136	51.3%	$28,174	51.8%
Franchise operating margin (non-GAAP) (2)	$29,540	48.7%	$26,240	48.2%

Total operating revenue (4)	$124,258	100.0%	$158,023	100.0%
Total costs of operating revenue (4)	85,442	68.8%	116,020	73.4%
Total operating margin (non-GAAP) (4)(2)	$38,816	31.2%	$42,003	26.6%

Other operating expenses: (4)(2)
General and administrative expenses	$16,395	13.2%	$15,981	10.1%
Depreciation and amortization	4,338	3.5%	6,760	4.3%
Operating (gains), losses and other charges, net	(50,091)	(40.3)%	793	0.5%
Total other operating (income) expenses	$(29,358)	(23.6)%	$23,534	14.9%

Operating income (4)	$68,174	54.9%	$18,469	11.7%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/25/19		9/26/18
Company restaurant operations: (1)
Company restaurant sales	$257,574	100.0%	$307,543	100.0%
Costs of company restaurant sales:
Product costs	62,871	24.4%	75,292	24.5%
Payroll and benefits	100,475	39.0%	123,332	40.1%
Occupancy	15,583	6.0%	17,165	5.6%
Other operating costs:
Utilities	8,916	3.5%	10,690	3.5%
Repairs and maintenance	5,742	2.2%	5,647	1.8%
Marketing	9,357	3.6%	11,267	3.7%
Other	15,305	5.9%	17,886	5.8%
Total costs of company restaurant sales	$218,249	84.7%	$261,279	85.0%
Company restaurant operating margin (non-GAAP) (2)	$39,325	15.3%	$46,264	15.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$79,742	46.9%	$75,875	46.5%
Advertising revenue	59,582	35.1%	58,386	35.8%
Initial and other fees	4,250	2.5%	4,642	2.8%
Occupancy revenue	26,405	15.5%	24,184	14.8%
Total franchise and license revenue	$169,979	100.0%	$163,087	100.0%

Costs of franchise and license revenue:
Advertising costs	$59,583	35.1%	$58,386	35.8%
Occupancy costs	18,018	10.6%	17,059	10.5%
Other direct costs	9,464	5.6%	10,334	6.3%
Total costs of franchise and license revenue	$87,065	51.2%	$85,779	52.6%
Franchise operating margin (non-GAAP) (2)	$82,914	48.8%	$77,308	47.4%

Total operating revenue (4)	$427,553	100.0%	$470,630	100.0%
Total costs of operating revenue (4)	305,314	71.4%	347,058	73.7%
Total operating margin (non-GAAP) (4)(2)	$122,239	28.6%	$123,572	26.3%

Other operating expenses: (4)(2)
General and administrative expenses	$53,659	12.6%	$48,138	10.2%
Depreciation and amortization	15,619	3.7%	19,965	4.2%
Operating gains, losses and other charges, net	(85,459)	(20.0)%	1,615	0.3%
Total other operating expenses	$(16,181)	(3.8)%	$69,718	14.8%

Operating income (4)	$138,420	32.4%	$53,854	11.4%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended		Three Quarters Ended
(increase vs. prior year)	9/25/19	9/26/18	9/25/19	9/26/18
Company Restaurants	(0.2)%	2.1%	2.1%	1.7%
Domestic Franchised Restaurants	1.2%	0.8%	2.0%	0.4%
Domestic System-wide Restaurants	1.1%	1.0%	2.1%	0.6%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/25/19	9/26/18	9/25/19	9/26/18
Company Restaurants	$640	$582	$1,820	$1,716
Franchised Restaurants	$421	$409	$1,242	$1,207

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units June 26, 2019	133	1,569	1,702
Units Opened	—	13	13
Units Refranchised	(56)	56	—
Units Closed	—	(9)	(9)
Net Change	(56)	60	4
Ending Units September 25, 2019	77	1,629	1,706

Equivalent Units
Third Quarter 2019	99	1,603	1,702
Third Quarter 2018	178	1,536	1,714
Net Change	(79)	67	(12)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 26, 2018	173	1,536	1,709
Units Opened	—	21	21
Units Refranchised	(96)	96	—
Units Closed	—	(24)	(24)
Net Change	(96)	93	(3)
Ending Units September 25, 2019	77	1,629	1,706

Equivalent Units
Year-to-Date 2019	141	1,560	1,701
Year-to-Date 2018	179	1,541	1,720
Net Change	(38)	19	(19)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.